Agreement                              1                     LION Bioscience AG
--------------------------------------------------------------------------------














                   SOFTWARE LICENSE AND DISTRIBUTION AGREEMENT
                   -------------------------------------------






                                     between


                   THE EUROPEAN MOLECULAR BIOLOGY LABORATORY,
                        AN INTERGOVERNMENTAL INSTITUTION,
           REPRESENTED BY THE DIRECTOR GENERAL PROF. DR. FOTIS KAFATOS
                Meyerhofstra(beta)e 1, 69012 Heidelberg, GerMANY
                         -called "Licensor" hereinafter-


                                       and





                       LION BIOSCIENCE AKTIENGESELLSCHAFT,
                                Waldhofer Str.98
                            69123 Heidelberg, Germany
                        represented by its managing board
                           (Contract Number ATP-0047)
                           -called "LION" hereinafter-

Agreement                              2                     LION Bioscience AG
--------------------------------------------------------------------------------
                                    RECITALS

WHEREAS, the parties have entered into an Agreement on September 15, 1998, as amended by the Annex Agreement, dated July 20, 2001, between the parties, (the ,,SRS Agreement");

WHEREAS, the parties have concluded that certain provisions of the SRS Agreement should be revised; the parties wish to alter and amend some of the provisions of the SRS Agreement in particular the provisions concerning the payment of royalties by LION;

WHEREAS, the parties wish to continue their cooperation concerning SRS with this Software License and Distribution Agreement (the ,,Contract");

WHEREAS, the parties intend that their cooperation concerning SRS shall from now on be governed exclusively by this Contract, which shall supersede the SRS Agreement as provided below;

WHEREAS, Licensor has created and therefore has the right to license certain products and related documentation; and

WHEREAS, LION is in the business of bioinfomatics and itself owns the right to certain software products used in connection with its business;

         NOW, THEREFOR, LION and Licensor agree that Licensor shall grant to LION certain licenses and render certain services as defined below.

Agreement                              3                     LION Bioscience AG
--------------------------------------------------------------------------------

SS. 1      DEFINITIONS
The following terms listed on the left have the exclusive meaning as defined on the right, if not otherwise stated in this contract:



         a) Academic Institution        Public funded non-profit organization,
                                        which has research and/or education as
                                        its primary objective, e.g. the
                                        University of Heidelberg. Public
                                        administration authorities such as but
                                        not limited to, e.g. the Police ,TUV, or the European Patent Office shall not be considered to be Academic Institutions.

         b) Application                 Any software or hardware or a
                                        combination of the two developed by LION or any third party by order of LION which incorporates elements of
                                        Licensor`s Products.

         c) Affiliate                   A corporation or other entity which
                                        controls, is controlled by, or is under
                                        common control of another entity. A
                                        corporation or other entity shall be
                                        deemed to control another corporation or entity if it owns, directly or indirectly, more than fifty percent
                                        (50%) of the voting shares or other
                                        interest or has the power to elect more
                                        than half the directors, of such other
                                        corporation or entity.

         d) Contract                    This agreement including EXHIBITS and
                                        formal changes and additions, including
                                        additions to EXHIBITS.

         e) Effective Date              The date when this Contract has been
                                        executed by both parties.

         f) Intellectual Property       Rights All patents, patent applications,
                                        trademark applications, copyrights,
                                        trademarks, trade secrets and all other
                                        intellectual property rights recognized
                                        by the law of each applicable
                                        jurisdiction.

         g) Licensor                    The European Molecular Biology
                                        Laboratory as described in the heading
                                        and EMBL's Affiliates.

         h) Licensor Products Licensor's software products as specified in EXHIBIT A., all versions up to and including version 5.1 of the computer program SRS, and all associated versions of the programming

Agreement                              4                     LION Bioscience AG
--------------------------------------------------------------------------------

                                        language IKARUS, and their respective
                                        source code, Updates, Upgrades,
                                        Materials and related documentation,
                                        whether released before or after the
                                        Effective Date of this Contract.

         i) LION                        LION bioscience Aktiengesellschaft and
                                        Affiliates.

         j) LION's Products              Software products and related
                                        documentation, which are owned or
                                        distributed by LION, including without
                                        limitation derivative works of Licensor
                                        Products

         k) Materials                   All documentation relating to the
                                        Licensor Products, including without
                                        limitation administrator`s
                                        documentation, user documentation,
                                        frequently asked questions and update
                                        history, all programmer notes,
                                        annotations, compilers, and development
                                        documentation l) Non-academic Third
                                        Party Any third party which is not an
                                        Academic Institution

         m) SRS Disclosure Letter       A letter by Licensor to LION attached
                                        hereto as Exhibit D, setting forth in
                                        reasonable detail the meaning of and
                                        Licensor's underlying intent with
                                        respect to, the provisions concerning
                                        use of Licensor Products set forth in
                                        any README files associated with
                                        Licensor Products.

         n) Update                      Error corrections and bug fixes created
                                        on or after the Effective Date by either
                                        Licensor or any agent of Licensor.

         o) Upgrade                     Any enhancement or addition of
                                        functionalities on or after the
                                        Effective Date created by Licensor or
                                        any agent of Licensor.

                          SS. 2 SUBJECT OF THE CONTRACT

(1) Subject of this Contract are Licensor Products, including in particular all versions of the computer program SRS of Licensor up to and including version 5.1, as listed in EXHIBIT A, and all exploitation rights for Licensor Products, in particular this computer program, as granted to LION pursuant to ss.ss. 3 et seq. of this Contract

(2) Licensor Products comprise a data integration and retrieval system allowing the user to search different public domain and commercial databases as well as internal databases using a single search query and navigation interface, together with its own programming language called IKARUS, and serve primarily the biotechnology and pharmaceutical sectors for a wide range of database search and IT integration purposes. Further information concerning the Licensor Products are provided in the specifications attached in the form of EXHIBIT A.

(3)      The license grant to LION includes the use of the Materials:

                    o

         All of the Materials developed through the Effective Date of this Contract have already been disclosed and delivered to LION.




                               SS. 3 LICENSE GRANT


(1) From the Effective Date, Licensor hereby grants to LION an exclusive, irrevocable license to use and exploit the Licensor Products, the Materials , and all Intellectual Property Rights pertaining to the Licensor Products in all fields, with no restrictions or limitations regarding the subject matter, for the worldwide territory and for the duration of the entire term of protection. LION shall in particular be free in its communications with third parties and in particular with entities active in the broader life sciences industry, to hold itself out as having the exclusive right to exploit all Intellectual Property Rights pertaining to the Licensor Products. Subject to the rights retained by Licensor pursuant to ss. 3(8), the use and exploitation rights granted to LION include but are not limited to the exclusive rights for any and all commercial and non-commercial purposes, to:

         (a) permanently or temporarily, directly or indirectly, reproduce in whole or in part by any means and in any form whatsoever (including reproduction to the extent necessary for downloading, display, running, transfer or storage of the programs) Licensor Products;

         (b) distribute Licensor Products and the work embodied therein in their original form or reproduced in sections, including for hire, for all tasks and editions and without any limitations on the quantities involved, either in whole or in part, and for all languages;

         c) disseminate and distribute Licensor Products to the public, including the right to:

                  - record Licensor Products onto machinery or readable data media such as CD-ROM, CDI, CD-Erasable, DVD, microfilm, microfiche and others;

                  - exploit Licensor Products online using systems such as the internet, intranet, push and pull technologies or online services, or application service providing;

                  - disseminate Licensor Products to the public by wire or wireless means, including making Licensor Products available to the public in such a way that members of the public may access them at a place and at a time individually chosen by them;

         (d) modify and/or combine Licensor Products in whole or in part and to use the modification(s) in any manner whatsoever as referenced above, including the right to combine Licensor Products in whole or in part with other Applications or any programs and exploit these new Applications and/or programs exclusively in any manner as referenced above. Such modifications may in particular apply to:

                  - the processing rights, in particular for the purpose of utilization in new media such as view data, teletext, databases, online exploitation, internet, intranet for translation and engagement;

                  -        modifications of text and screen masks;

                  - reworking of software, for example through translation into other programming languages, set-ups for bypassing software, expansion or reduction, eliminating faults, continued development including new functions;

                  - development of other computer programs derived from Licensor Products.

         (e) directly or indirectly, (i) modify, port, translate, transform, localize, or create derivative works of the Licensor Products, or any portion thereof, including without limitation the creation of any computer software application or database for resale or external distribution; (ii) decompile, disassemble, reverse engineer or assemble or reconstruct, identify or discover any source code, the structure, sequence or organization of source code underlying ideas, underlying user interface techniques, algorithms, databases, data sets or data of the Licensor Products by any means whatsoever, or disclose any of the foregoing; (iii) sell, lease, license, sublicense, copy, reproduce, market or distribute the Licensor Products; (iv) provide training or consulting to third parties in the use of the Licensor Products; (v) remove any product identification, trademark, copyright or other notices contained in or on the Licensor Products; (vi) incorporate the Licensor Products into or with other software.

(2) The parties fully intend by this Contract that LION have standing as an "exclusive licensee" to sue commercial infringers under United States copyright law in its own name. In the event such standing is rejected, then the rights retained by Licensor in Section 3(8) will automatically be converted to a sublicense from LION to Licensor on the same terms and conditions, and the parties will promptly negotiate in good faith to reform any other aspects of the Contract to the extent necessary to convey such status to LION. In the event that due to the provisions of any applicable law the grant of rights contained herein can not be recognized as all-encompassing and comprehensive of all of Licensor's rights in the Licensor Products and the Intellectual Property Rights pertaining thereto, Licensor hereby grants LION the irrevocable right of first negotiation with respect to negotiating and entering into an exclusive licensing agreement for the exclusive right and license by LION to exploit such rights, and in particular with respect to any and all as yet unknown forms of use. If the parties are unable to come to an agreement about the terms and conditions for such a license agreement within a reasonable period of time, Licensor may commence and pursue negotiations with third parties about such terms and conditions. Prior to entering into any licensing agreement with any such third party, Licensor shall grant LION a right of first refusal as follows:
         Licensor shall notify LION in writing about the outcome of such negotiations and shall offer the same terms and conditions to LION that Licensor is willing to agree to with any such third party and LION shall be entitled to accept such terms and conditions and enter into an exclusive license agreement with Licensor upon such terms and conditions no later than two (2) weeks from delivery of such notice.
(3) LION shall be free to grant exclusive and non-exclusive exploitation rights and licenses or sublicenses with respect to Licensor Products to third parties or any Affiliate, either in part or in full, to third parties or to any Affiliate, without Licensor's prior approval or consent, with regard to individual utilization rights or all utilization rights granted with respect to Licensor Products.
(4) LION shall be entitled to market, reproduce, distribute and sublicense Licensor Products under LION's trademarks.Nothing in this Contract confers upon Licensor any right to use LION's trademarks, trade names or service marks in connection with any product, service, promotion or publication, without the prior written approval of LION. EMBL will be permitted to use LION's trademarks, tradenames or service marks in connection with the Licensor's Product and/or upgrades and updates made publicly available on the EMBL/EBI server.
(5) Nothing in this Contract confers upon LION any right to use Licensor's trademarks, trade names or service marks in connection with any product, service, promotion or publication, without the prior written approval of Licensor.
(6) Licensor is prepared to grant to LION a worldwide non-exclusive license to any and all further Intellectual Property Rights as may be useful or desirable in the use of Licensor Products in accordance with this Contract under reasonable conditions still to be negotiated.
(7) Prior to the Effective Date, Licensor has granted rights in Licensor Products to third parties, some of which that are listed in Appendix II of the SRS-Agreement. The parties acknowledge that other third parties may claim to have acquired rights in the Licensor Products, either as a result of downloading the software or as a result of the README file attached as Appendix 2A, which was included in some downloads of the Licensor Products. Licensor herewith exclusively authorizes LION to enforce on Licensor's behalf all rights of Licensor arising from Non-academic third party license agreements of the SRS-Agreement, express or implied in particular the right to terminate each third party license on behalf of Licensor, where permitted under applicable law. Additionally, Licensor herewith assigns all monetary claims it may have arising from violation of any of the terms of the aforementioned third party license agreements. Licensor makes no representation or warranty regarding whether any or all of the third party licenses can be terminated, or the procedural prerequisites for termination.
(8) Licensor retains the following rights: (i) the right to use Licensor Products including Materials for Licensor's own (including but not limited to EBI, Hinxton, UK) scientific, internal non-commercial purposes; (ii) to incorporate Licensor Products in a public EMBL/EBI server until September 15, 2004; Licensor shall ensure, e.g. by appropriate technical means, that no downloading of Licensor Products from the EMBL/EBI server by any third party can occur; (iii) to incorporate Updates and Upgrades of SRS in a public EMBL/EBI server until September 15, 2004, whereby Licensor as well ensures, e.g. by appropriate technical means, that no downloading of such Updates and Upgrades of SRS from the EMBL/EBI server by any third party can occur. The rights retained under ii) and iii) shall expire on 15. Sept. 2004 (resolutory condition -"auflosende Bedingung"). The rights retained by Licensor may not be assigned or sublicensed or otherwise transferred to any third party. Licensor shall not, under any circumstances, grant consciously and active any rights in Licensor Products or Materials to any third party after the Effective Date of this Contract. For the avoidance of doubt: Any use of Licensor Products through EBI is regarded as use by Licensor itself. Within the rights retained, Licensor shall not itself, or allow any parent, subsidiary, affiliate, agent, employee, consultant or other third party to: (a) sell, lease, license, sub-license, copy or reproduce for use by a third party, market or distribute, including without limitation by way of downloading from any Internet web site or FTP server in its possession or under its control, the Licensor Products, including any source code, or any modification, derivative work, translation of any of the Licensor Products, or any portion thereof or any program or derivative work of any Intellectual Property Rights relating to the Licensor Products; (b) provide training or consulting, whose primary focus is the use of any of the Licensor Products, to any Non-academic Third

         Party, which has not taken a license for SRS from Lion, or enter into time-sharing arrangements for use of any of the Licensor Products with any Non-academic Third Party, which has not taken a license for SRS from Lion; (c) encumber or suffer to exist any lien or security interest on any of the Licensor Products; (d) remove any product identification, trademark, copyright or other notices contained in or on any of the Licensor Products; (e) take any action that would cause any of the Licensor Products to be placed in the public domain; and (f) incorporate any of the Licensor Products, or any portion thereof, into or with other software.
(9) LION herewith grants Licensor a royalty-free, non-exclusive right to use, only for scientific internal non-commercial purposes according to LION's current standard non-exclusive license agreement in the form attached hereto as EXHIBIT B, a license to updates and upgrades of the Licensor Products made by LION beginning no later than the date on which such items are made available to any third party by LION. In case of discrepancies and contradictions between EXHIBIT B and this Contract, the provisions of this Contract shall prevail. The license granted to Licensor by LION may not be assigned or sublicensed, and it expires on September 15, 2004 (resolutory condition - "auflosende Bedingung"). LION may terminate this license under no circumstances before September 15, 2004 other then Licensor breaches the Agreement by gross negligence or willful misconduct. For the avoidance of doubt: Any use through EBI shall be treated as use through Licensor itself. The license granted by LION comprises the right of Licensor to install the Updates and Upgrades and upgrades and updates created by LION of the Licensor Products on one public EMBL/EBI server for use and access by any third party (for the avoidance of doubt: academic and commercial parties), through the publicly available internet, until the expiration date (September 15, 2004), whereby Licensor shall ensure, e.g. by appropriate technical means, that no downloading of such Updates and Upgrades and updates and upgrades created by LION of the Licensor Product from the EMBL/EBI server by any third party can occur.
(10) Upon request by Licensor and from the Effective Date until 15 Sept. 2004, LION further agrees, with respect to the Licensor Products as well as Updates and Upgrades created by LION to enter into LION's current standard non-exclusive academic license agreement according to EXHIBIT B with Academic Institutions pursuant to which LION grants internal use rights to SRS to Academic Institutions. This Academic License shall have a term starting with the Effective Date and ending not before 15. Sept. 2004, provided Licensor is and continues to be in compliance with the terms of this Contract, in particular its obligations to cooperate with LION.
(11) After 15. Sept. 2004 and upon request by Licensor LION agrees, with respect to (i) Licensor Products and Upgrades and Updates to grant EMBL a free, perpetual license according to LION's then current standard non-exclusive academic license agreement; (ii) updates and/or upgrades created by LION to enter into LION's then current standard non-exclusive academic license agreement which governs the use of and availability of LION's products for Academic Institutions, provided Licensor is and continues to be in compliance with the terms of this Contract, in particular its obligations to cooperate with LION. EMBL shall get granted these license on upgrades and updates created by Lion not later then and to comparable conditions as other Academic Institutions.



                                 SS. 4 DELIVERY

(1) Licensor has already delivered the Licensor Products and all of the Materials to LION.
(2) Licensor shall deliver all Updates and Upgrades of Licensor Products and documentation Materials related thereto to LION by the same means promptly upon their preparation or development. Updates, Upgrades and improvements and the related documentation which are the subject of ss.3(9) of this Contract, made, obtained or acquired by LION shall be delivered to Licensor promptly upon their preparation or development.

                           SS. 5 PRICING AND PAYMENTS

(1) LION is and shall remain entirely free to determine, in its sole discretion, all prices, fees and other consideration for licenses granted by LION with respect to the use of Licensor Products, including end user prices and fees.
(2) In consideration for the rights granted in this Contract as well as for any services under this Contract to be provided by Licensor, LION agrees to pay Licensor the following license fees, so long as Licensor continues to be in compliance with the terms of this Contract, in particular its obligations to cooperate with LION:
                  DM 85.000 (seventy five thousand), due on January 1, 2002;
                  DM 75.000 (sixty five thousand), due on January 1, 2003;
                  DM 60.000 (fifty thousand), due on January 1, 2004.

         The above fees shall constitute the entire consideration to be given by LION under this Contract. Licensor shall not be entitled to, and shall not claim, any other fees, payment or consideration under this Contract or the SRS Agreement. No remuneration or paying back of any payment or any other consideration made by LION to Licensor prior to the Effective Date, in particular under the previous SRS Agreement dated September 15, 1998, or the Annex Agreement to the SRS-Agreement of July 20, 2001, like but not limited to, license fees or an acquisition or issuance of shares of stock of LION shall occur. Such payments and consideration shall not be affected. All amounts payable under this Contract are net and exclusive of any sales or V.A.T. taxes.

                              SS. 6 CONFIDENTIALITY

(1) Except as expressly authorized herein, the parties shall keep confidential any and all information of a technical or non-technical nature concerning Licensor Products and any of LION's products, including the source code of Licensor Products, or concerning trade secrets, whether in oral, written, graphic, via electronic or in other form, received from the other party. Except as expressly authorized herein or authorized in writing by the disclosing party, such confidential information shall not be made available to any third party (other than an Affiliate of either party) in a direct or indirect way. The confidentiality obligations in this ss. 6 shall continue to be in force and effect throughout the term of this Contract and for a period of five (5) years after termination of this Contract.
(2) The parties shall require their agents and sub-contractors to comply with the confidentiality obligations set forth herein. The confidentiality obligations set forth herein apply to all copies of any materials received from the other party.
(3) The confidentiality obligations herein shall not apply to information that:

         - is or becomes generally available to the public through no fault of the receiving party;
         - is learned by the receiving party from a third party entitled to disclose it;
         - was already known to the receiving party prior to its disclosure by the disclosing party, as shown by the receiving party's prior written records;
         - was developed independently by the receiving party, as shown by the receiving party's prior written records; or
         - is required to be disclosed by legal or regulatory requirements beyond the reasonable control of the disclosing party, provided that any such disclosure is limited to the extent reasonably necessary to comply with such requirements and, to the extent reasonably predictable, is not made until after the other party has been notified and given an opportunity to obtain a protective order from a court of competent jurisdiction to protect the confidentiality of such information.
(4) LION shall be entitled to disclose the following information to any third party:
         - the terms of this Contract and the exhibits attached thereto, including without limitation in connection with LION's efforts to protect and enforce its rights to Licensor Products and LION's products and in connection with any filings with the U.S. Securities and Exchange Commission or any other governmental agency or with any stock market;
         - The SRS Disclosure Letter as well as the Annex II of the "Annex Agreement to the SRS Agreement of September 15, 1998" in connection with LION's efforts to protect and enforce its rights to Licensor Products
         - Any other materials the disclosure of which is, in LION's judgment, necessary or warranted in connection with LION's efforts to protect and enforce its rights to Licensor Products.


                   SS. 7 WARRANTIES; RELEASE; INDEMNIFICATION

(1) Licensor represents and warrants that (i)Licensor has full and sufficient right and title to grant the rights and/or licenses granted to LION under this Contract; (ii) all statements by Licensor in the SRS Disclosure Letter (EXHIBIT D) are true and correct.
(2) LION agrees to waive any and all claims against Licensor arising from any breach or violation by Licensor or its employees of the warranties or any other provision or regulation set forth in the SRS Agreement and the Annex Agreement to the SRS-Agreement. Licensor has taken appropriate effort to eliminate the risk of distribution by mirror sites. Additionally, Licensor shall inform third parties on his internet pages that SRS can only be obtained through LION and that any use, reproduction, copying or other use of SRS is no longer permitted.

                      SS. 8 GENERAL OBLIGATION TO COOPERATE

(1) Licensor shall provide any information gained from further development work on Licensor Products.
(2) Upon request of LION, Licensor shall undertake in good faith to provide assistance and cooperation to LION, upon request for LION to protect and enforce LION's rights concerning Licensor Products under this Contract, including without limitation (i) enforcement or termination of any licenses for the Licensor Products; (ii) providing evidence in support of any infringement or enforcement action brought by LION against any third party regarding the Licensor Products, both informally and in connection with litigation; and (iii) providing active assistance in LION's efforts to persuade or judicially enjoin third parties from distributing or offering Licensor Products for download from Internet web sites or FTP servers.
(3) Licensor hereby grants to LION the right, power and capacity to commence and pursue legal action, including in particular infringement actions, actions to enforce licenses or agreements to which Licensor or an Affiliate of Licensor is a party concerning Licensor Products licensed to Non-Academic Third Parties, in its own name without joining Licensor as a party in the action and Licensor hereby assigns its rights in action (Proze(beta)standschaft) for all such claims or actions in connection with Licensor Products licensed to Non-Academic Third Parties

(4) Licensor hereby grants to LION the exclusive right to register the copyright of any Licensor Products in LION's own name in any jurisdiction. For the purpose of the territory of the United Sates of America Licensor grants LION the right to claim legal title to the copyright in an application for copyright registration (37 CFR 202.3(a)(1) whereby LION may appear as the copyright claimant or registrant.
(5) From time to time and upon LION's request, Licensor shall confirm such right by written instrument as LION may reasonably request. Licensor shall provide LION with all reasonable assistance with respect to LION's efforts to register the copyright of any Licensor Products, including without limitation providing or preparing such information or materials and executing such written instruments as LION may reasonably request. Solely upon LION's written request, Licensor shall also register the copyright of any Licensor Products in Licensor's name in any jurisdiction if such registration is to the benefit of LION and or if said jurisdiction requires that the copyright holder perform the registration, in protecting and enforcing LION's exclusive rights to Licensor Products or LION's products in that jurisdiction, provided that LION shall bear all costs and expenses of Licensor incurred in such registration or its preparation. Licensor will cooperate with LION to an extend considered to be in compliance with its reputation in attempting to persuade any Academic Institution that is currently making SRS software version 5.1 or earlier available for download from the Internet to remove that version of the SRS software from all installed locations and, if the institution is willing to enter into a standard non-exclusive academic license with LION, to install a newer version of the SRS software for internal academic use.
(6) Upon request by LION, Licensor shall inform each Non-academic Third Party specified by LION that has been granted or that has asserted a license or use rights to one or more Licensor Products (other than those listed in Appendix II of the SRS Agreement), each Non-academic Third Party specified by LION that has downloaded one or more Licensor Products from a web site or ftp server in Licensor's possession or under its control, that
         - LION has held the worldwide exclusive rights to the commercial use and exploitation of Licensor Products since September 1998, for SRS version 5.1, and since July, 2001 for earlier versions;
         - Any Non-academic Third Party licenses or use rights (other than those listed in Appendix II of the SRS Agreement) for the use of Licensor Products that have been granted by Licensor are terminated effective immediately;
         - Such Non-academic Third Party that has downloaded or obtained or intends to download or obtain Licensor Products from any Internet web site or ftp server after the effective date of the SRS Agreement has no right to use such Licensor Products, irrespective of any provisions in any associated README file and infringes upon LION's rights, as LION has held the exclusive commercial use and exploitation rights to Licensor Products since such time;
         - Non-academic users of Licensor Products should obtain a license for their use from LION.
         The specific contents of such notice shall be as outlined in the SRS Disclosure Letter (EXHIBIT D) which is explicitly excluded from the confidentiality obligation under ss. 6 and may as deemed necessary by LION be passed on in copy to third parties.
(7) Licensor shall deliver to LION the SRS Disclosure Letter on Licensor letterhead and signed by the Director General of Licensor no later than the Effective Date.

                           SS. 9 TERM AND TERMINATION

(1) The term of this Contract is the term of copyright protection of Licensor Products. This Contract may only be terminated by LION for good cause. Such good cause shall exist if:
         - Licensor breaches any material term or condition of this Contract and fails to cure such breach within sixty (60) days after written notice;

         - Licensor becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, liquidation or composition for the benefit of creditors.
(2)      Upon termination of this Contract,

                           a) all sublicenses granted by LION prior to the effective date of any such termination shall survive;

                           b) each party shall (except as specified in subsections c) and d), below) immediately return to the other party or (at such other party's request) destroy all confidential information disclosed by the other party that is in its possession or under its control, and will provide the disclosing party with any affidavit as to the return or destruction of such confidential 0information.

                           c) LION shall have no right to retain Licensor Products, all data, source code, object-code, documentation and other materials related to Licensor Products.

                          d) LION shall have no right to retain and use without restriction all of LION's Applications, Intellectual Property Rights, developments and improvements relating to Licensor Products, data, source-code, object-code, documentation and other materials related to Licensor Products.

                           e) the licenses granted to LION herein shall remain in full force and effect.



(3) The exercise by either party of any remedy under this Contract shall be without prejudice to its other remedies under this Contract or otherwise.

                            SS. 10 GENERAL PROVISIONS

(1) If any provision of this Contract is found invalid or unenforceable, that provision shall be enforced to the maximum extent permissible, and the other provisions of this Contract shall remain in force.
(2) Neither party shall be responsible for any failure to perform due to causes beyond its reasonable control, including, but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, denial of or delays in processing of export license applications, fire, floods, earthquakes, accidents, strikes, or fuel crises, provided that such party gives prompt written notice thereof to the other party.
(2) All notices under this Contract will be deemed given when delivered personally, sent by confirmed facsimile transmission, or sent by certified or registered mail or internationally recognized express courier, return receipt requested, to the address shown herein. Either party may change its address for notices under this Contract by giving written notice to the other party by the means specified in this Section. Addresses for notification purposes are:
(3)
LION:                                     Licensor:
         Att: Director IP and Licensing    European Molecular Biology Laboratory
         LION bioscience AG                Meyerhofstra(beta)e 1
         Waldhofer Str. 98                 Postfach 10.2209
         69123 Heidelberg                  69012 Heidelberg
         Germany                           Fax: +49 6221 387306
         Fax: +49 6221 4038501
         With a copy to LION's general counsel at the same address

(4) This Contract, and its formation, interpretation, validity and enforcement, as well as all rights of use, or rights derived from a right of use, also if the Contract is executed outside the Federal Republic of Germany or a sub-license is granted for the use outside the Federal Republic of Germany, shall be governed by the laws of the Federal Republic of Germany, provided however that application of the provisions of the United Nation Convention on Contracts for the International Sale of Goods shall be excluded and provided further that any assignment of claims arising from third party licenses concerning Licensor Products provided for in ss. 3(7) of this Contract shall be governed by the applicable laws of the jurisdiction which governs the interpretation and enforcement of such third party licenses.
(5) The parties hereto shall endeavor to settle all disputes, controversies or differences that may arise between them out of or in relation to or in completion with this Contract amicably by mutual consultation. If a dispute arises from or relates to this Contract, the parties will try to settle the dispute in good faith within 30 days of a written request by either party to do so. Senior managers from each party shall participate in direct discussions during this time period to attempt to reach agreement. If the parties are unable to settle the dispute through these direct discussions, the parties shall attempt to settle the dispute through mediation administered by the World Intellectual Property Organization Arbitration and Mediation Center (the "Administrator"). The applicable Administrator's mediation rules that apply to commercial mediations shall govern the mediation. If all or any portion of a dispute is not resolved through this mediation process within 90 days, such dispute shall be resolved by binding arbitration administered by the applicable Administrator under its arbitration rules that apply to commercial disputes. Such dispute shall be heard and decided by an arbitration committee consisting of three arbitrators, one being appointed by each of the parties. The appointed arbitrators then designate the third arbitrator who will act as president of the arbitration committee. The third arbitrator must be shown to have sufficient knowledge of German Law. If both parties agree, the mediator involved in the parties' mediation shall serve as the third arbitrator on this arbitration committee. Place of arbitration shall be Geneva, Switzerland. The arbitration committee shall decide the dispute by majority vote by issuing a binding ruling that may include an award of damages or injunctive relief and that shall be final and binding on the parties. The arbitration committee's rulings shall not be subject to appeal to any court, and shall be executed without exequatur by any court of competent jurisdiction. The party executing on such rulings shall be entitled seek assistance from the competent court(s) for an exequatur if the other party fails to comply with the arbitration committee's rulings within sixty (60) days from issuance of the order. The arbitration committee shall apply the substantive law as specified in this Contract and the terms and conditions of this Contract in its rulings, including the final arbitration decision and ruling. The arbitration committee shall only award remedies or relief that is allowed by this Contract and that could be granted by a competent court within the Federal Republic of Germany. The final decision and ruling by the arbitration committee shall be in writing, and shall specify the factual and legal bases therefor.

(6) This Contract may be executed in counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.
(8) Except as provided in Section 11(1) below, this Contract and its exhibits comprise the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings (both written and oral) regarding such subject matter, including without limitation the SRS Agreement. This Contract may only be modified, or any rights under it waived, by a written document executed by both parties.

(8) The rights and obligations under this Contract shall be applicable to Licensor's Affiliates, including without limitation EBI. Licensor agrees that it is fully responsible for the actions of its Affiliates and each of its employees, agents and independent contractors and those of its Affiliates with respect to the performance of this Contract and compliance with the terms and obligations of this Contract.

                    SS. 11 SURVIVING PROVISION/NO PROSECUTION

(1) Except as to any rights that have accrued under the SRS Agreement as of the Effective Date, whereby actual or potential damages claims of LION against Licensor arising from a breach or a violation of the SRS Agreement or the Annex Agreement to the SRS-Agreement shall not survive, this Contract shall, on the Effective Date, supersede and replace the SRS Agreement, and on the Effective Date, the SRS Agreement shall automatically terminate by mutual consent of the parties, provided that the provisions of the SRS Agreement set forth in EXHIBIT C hereto shall be incorporated in this Contract by reference and shall survive such termination of the SRS Agreement. Royalty payments and any other consideration including but not limited to equity in LION obtained by Licensor under the SRS Agreement dated September 15, 1998, or the Annex Agreement to the SRS Agreement of July 20, 2001, are not to be paid back or reimbursed. This Contract also supersedes and replaces any and all other agreements or licenses the parties may have entered into previously concerning Licensor Products or the SRS software, which are hereby terminated.
(2) The confidentiality obligations of this Contract shall survive termination of this Contract and shall remain in full force and effect for a period of five (5) years from termination of this Contract.

The parties have caused this Contract to be executed by their duly-authorized representatives as of the Effective Date.

Executed by and on behalf of LION

Heidelberg, January 21, 2002

-------------------------------
Dr. Friedrich von Bohlen, CEO

Executed by and on behalf of Licensor

Heidelberg, January 18, 2002

--------------------------------------
Licensor - Prof. Dr. Fotis Kafatos, Director General EMBL